UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2025

VisionWave Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-72741	99-5002777
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave., Suite 210 # 301 Wilmington, DE.	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VWAV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	VWAVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2025, the Board of Directors (the “Board”) of VisionWave Holdings, Inc. (the “Company”) appointed Judit Nagypal as an independent director to the Board, effective as of November 26, 2025, to serve until her successor is duly elected and qualified or until her earlier resignation or removal. Ms. Nagypal qualifies as an “independent director” under the applicable rules of The Nasdaq Stock Market LLC and the U.S. Securities and Exchange Commission.

Ms. Nagypal, age 56, is a transformational leader with extensive experience in technology partnerships, human resources leadership, and international operations across Europe and beyond. From 2013 to 2023, she held various senior roles at Microsoft, including Partner Acquisition Lead for Western Europe (2019-2023), Tech Partner GTM Lead for Western Europe (2016-2018), Tech Partner Acquisition Lead for Central and Eastern Europe (2015-2016), and HRD Leadership Development and Talent Management for Central and Eastern Europe (2013-2015). Prior to Microsoft, she served as HR and Communications Director for AXA Group’s CEE Region (2012), People & Organization Director for Kraft Biscuits Europe (2008-2010), Human Resources Director for Danone Group’s Győri Keksz Ltd. (2003-2007), Human Resources Manager for Coca-Cola Hungary, Czech Republic & Slovakia (1998-2003), and Talent Acquisition Manager for Coca-Cola Central Europe Division Office (1997-1998). Ms. Nagypal holds a Master’s degree in Economic Sciences (Marketing major) from Budapest University of Economics, a Law degree from Eötvös Loránd University, and a Postgraduate Diploma in HR Management from Middlesex University.

Ms. Nagypal has not been appointed to any committees of the Board at this time. There are no arrangements or understandings between Ms. Nagypal and any other person pursuant to which she was selected as a director. There are no family relationships between Ms. Nagypal and any director or executive officer of the Company, and there are no transactions between Ms. Nagypal and the Company that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment, on November 26, 2025, the Company entered into an Independent Director Engagement Agreement (the “Agreement”) with Ms. Nagypal, which sets forth the terms of her service and compensation consistent with the Company’s Independent Director Compensation Policy adopted by the Board on July 29, 2025. Pursuant to the Agreement, Ms. Nagypal will receive: (i) an annual cash retainer of $36,000, payable quarterly in arrears; (ii) additional annual cash fees if she serves as Chair of a Board committee ($10,000 for Audit Committee Chair; $5,000 each for Compensation Committee Chair and Governance Committee Chair, if different from the Audit Committee Chair); (iii) an annual equity grant of restricted stock valued at $60,000 under the Company’s 2024 Omnibus Equity Incentive Plan, granted on or about August 1 of each year (prorated for partial years) and vesting in full after twelve months of continuous service, subject to accelerated vesting upon a Change in Control (as defined in the plan), death, or disability; and (iv) reimbursement of reasonable out-of-pocket expenses incurred in connection with Board service. The Agreement also includes standard provisions regarding independence, confidentiality, indemnification, and other matters.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Independent Director Engagement Agreement (1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)   Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on September 9, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2025

VisionWave Holdings, Inc.

By:	/s/ Noam Kenig
Name:	Noam Kenig
Title:	Chief Executive Officer